Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT is entered into as of December 7, 2012 (the “Agreement”), by and between MSREF VII Global U.S. Holdings (FRC), L.L.C., a Delaware limited liability company (the “Seller”), and 3280 Peachtree III LLC, a Georgia limited liability company (the “Buyer”).

WHEREAS, the Seller and the Buyer are parties to that certain Limited Liability Company Agreement of MSREF/Cousins Terminus 200 LLC (the “Company”), dated as of May 5, 2010, as amended by that certain First Amendment to Limited Liability Company Agreement of the Company, dated as of May 1, 2012 (as amended, the “LLC Agreement”); capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the LLC Agreement;

WHEREAS, the Seller owns 80% of the Interests of the Company, which represent all of the Interests not owned by the Buyer; and

WHEREAS, the parties desire that the Seller sell, assign, transfer, convey and deliver to the Buyer, and that the Buyer purchase, acquire and accept from the Seller, all of the right, title and interest of the Seller in and to all of the Interests owned by the Seller (the “Purchased Interests”), upon the terms and subject to the conditions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
1.1    Definitions. Except as otherwise expressly set forth herein, when used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.
“Action” shall have the meaning set forth in Section 3.5.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with the specified Person.
“Agreement” shall have the meaning set forth in the preamble.
“Anti-Corruption Laws” shall have the meaning set forth in Section 3.9.
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Parties” shall have the meaning set forth in Section 5.5(a).
“Cash Reserve” means an amount equal to (a) the Net Operating Income of the Company, for any period, plus (b) the amount of cash available in deposit accounts owned by the Company (including any reserves held by a lender under Company Indebtedness other than the Firethorn TI Escrow Funds) as of the last day of such period.
“Claims” shall have the meaning set forth in Section 5.5(a).

“Closing” shall have the meaning set forth in Section 2.3.
“Closing Cash Reserve” shall have the meaning set forth in Section 2.4(b).
“Closing Company Indebtedness” shall have the meaning set forth in Section 2.4(b).
“Closing Date” shall have the meaning set forth in Section 2.3.
“Closing Date Consideration” shall have the meaning set forth in Section 2.2.
“Closing Free Rent Credit” shall have the meaning set forth in Section 2.4(b).
“Closing Net Sales Price” means an amount equal to (a) One Hundred Sixty Four Million Dollars ($164,000,000) plus (b) the Estimated Closing Cash Reserve minus (c) the Estimated Company Indebtedness minus (d) the Estimated Free Rent Credit.
“Closing Statement” shall have the meaning set forth in Section 2.4(b).
“Closing Shortfall” shall have the meaning set forth in Section 2.4(f)(ii).
“Closing Surplus” shall have the meaning set forth in Section 2.4(f)(i).
“Company” shall have the meaning set forth in the recitals.
“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.
“Control” means, when used with respect to any Person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.
“Cousins Agreements” shall have the meaning set forth in Section 5.2.
“Damages” shall have the meaning set forth in Section 8.2.
“Disclosing Party” shall have the meaning set forth in Section 5.6.
“Drop Dead Date” shall have the meaning set forth in Section 7.1(c).
“Estimated Closing Cash Reserve” shall have the meaning set forth in Section 2.4(a).
“Estimated Company Indebtedness” means, if the Closing takes place on (a) January 31, 2013 or February 28, 2013, an amount equal to Seventy Four Million Three Hundred Forty Thousand One Hundred Eighty Two Dollars ($74,340,182), or (b) such other date as permitted or required pursuant to Section 2.3, the amount of outstanding Company Indebtedness as of such date.
“Estimated Free Rent Credit” means, if the Closing takes place on (a) January 31, 2013, an amount equal to Eleven Million Four Hundred Thirty Eight Thousand Seven Hundred Thirty Three Dollars ($11,438,733), (b) February 28, 2013, an amount equal to Ten Million Seven Hundred Thirty One Thousand Four Hundred Two Dollars ($10,731,402), or (c) such other date as permitted or required pursuant to Section 2.3, the amount agreed to in writing by the Seller and the Buyer on or prior to such date.
“Final Cash Reserve” shall have the meaning set forth in Section 2.4(e).

“Final Company Indebtedness” shall have the meaning set forth in Section 2.4(e).
“Final Free Rent Credit” shall have the meaning set forth in Section 2.4(e).
“Final Net Sales Price” means an amount equal to (a) One Hundred Sixty Four Million Dollars ($164,000,000) plus (b) the Final Cash Reserve minus (c) the Final Company Indebtedness minus (d) the Final Free Rent Credit.
“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to federal, state, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) a guarantee of the obligations of any other Person, and (h) any guaranty of any of the foregoing.
“Independent Expert” shall have the meaning set forth in Section 2.4(d).
“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Authority.
“Lien” means any mortgage, deed of trust, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, equitable interest, servitude, option, right of first refusal, restriction on voting or transfer, adverse claim or any other encumbrance.
“LLC Agreement” shall have the meaning set forth in the recitals.
“Net Operating Income” means, for any period, the amount by which the Operating Revenues exceed Operating Expenses for such period.
“Notice of Objection” shall have the meaning set forth in Section 2.4(c).
“OFAC” shall have the meaning set forth in Section 3.10.
“Operating Expenses” means, for any period, the current obligations of the Company for such period, determined in accordance with sound accounting principles and applicable to commercial real estate, consistently applied, for operating expenses of the Property, for capital expenditures not paid from Capital Contributions or Financing proceeds, and for working capital and reserves actually funded. Operating Expenses shall not include debt service on Financings or any non-cash expenses such as Depreciation or amortization.
“Operating Expense Pass-through” shall have the meaning set forth in Section 2.5(b).
“Operating Revenues” means, for any, period, the gross revenues of the Company arising from the ownership and operation of the Property during such period, including proceeds of any business interruption or rental loss insurance maintained by the Company from time to time and amounts released from Company reserves, but specifically excluding Capital Proceeds, Capital Contributions and proceeds of Financings.
“Permitted Liens” means (a) Liens arising under this Agreement, (b) Liens created by or through the Buyer and (c) Liens against the Property arising under the Existing Financing (as amended).
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Authority or any agency, instrumentality or political subdivision of a Governmental Authority, or any other entity or body.
“Purchased Interests” shall have the meaning set forth in the recitals.
“Representatives” shall have the meaning set forth in Section 5.6.
“Review Period” shall have the meaning set forth in Section 2.4(c).
“Securities Act” shall have the meaning set forth in Section 4.6.
“Seller” shall have the meaning set forth in the preamble.
“Seller Parties” shall have the meaning set forth in Section 5.5.
“Seller Predecessors” shall mean the assignors of the Purchased Interests to the Seller pursuant to the Assignment of LLC Member Interests dated May 1, 2012.
“Termination Fee” shall have the meaning set forth in Section 7.2(b).
1.2    Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section or paragraph, such reference is to an Article, Section or paragraph of this Agreement unless otherwise specified; (e) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation”, unless otherwise specified; and (f) a reference to any law means such law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
ARTICLE II
PURCHASE AND SALE; CLOSING
2.1    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire, assume and accept from the Seller, at the Closing, all of the right, title and interest of the Seller in and to the Purchased Interests, free and clear of all Liens (other than Permitted Liens), including (a) the remaining portion of the Seller’s Capital Account and the allocation and distribution history with respect to the Purchased Interests, (b) the Seller’s right to allocations of Profit or Losses, and (c) all other right, title and interest of the Seller in and to the Company.
2.2    Consideration. The aggregate consideration to be paid by the Buyer to the Seller for the Purchased Interests on the Closing Date (the “Closing Date Consideration”) shall be equal to the amount the

Seller would receive if the Closing Net Sales Price is distributed in accordance with the order of priority set forth in Section 8.2 of the LLC Agreement. For the avoidance of doubt, the Closing Date Consideration shall be calculated in accordance with Exhibit A, attached hereto. The Closing Date Consideration shall be paid to the Seller on the Closing Date by the Buyer by wire transfer of immediately available funds to an account designated in writing by the Seller at least two (2) business days prior to Closing.
2.3    Closing. The consummation of the purchase and sale of the Purchased Interests and the other transactions contemplated by this Agreement (the “Closing”) shall take place on January 31, 2013, unless otherwise agreed in writing by the Buyer and the Seller, at the offices of Troutman Sanders LLP, 600 Peachtree Street, NE, Suite 5200, Atlanta, Georgia; provided, that all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby have been satisfied or waived (other than conditions with respect to actions the parties will take at the Closing). Notwithstanding the foregoing, the Seller shall have the option (which may only be exercised once), upon written notice to the Buyer on or prior to December 31, 2012, to extend the date of the Closing to February 28, 2013. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Each of the parties hereto hereby agrees that the Closing shall be deemed effective at 12:01 a.m. on the Closing Date. TIME SHALL BE OF THE ESSENCE with respect to the Seller’s and the Buyer’s obligation to close on the scheduled Closing Date.
2.4    Closing Adjustment.
(a)    No later than three (3) days prior to the Closing Date, the Seller and the Buyer shall mutually agree in writing upon an estimate of the Cash Reserve (after including and taking into account the prorations and adjustments for cash received or credited as provided for in Section 2.5) determined during the period commencing on October 1, 2012 and ending on the Closing Date (such estimate, the “Estimated Closing Cash Reserve”); provided, that in the event the Seller and the Buyer are unable to agree to the Estimated Closing Cash Reserve, the Estimated Closing Cash Reserve shall equal Three Hundred Fourteen Thousand Four Hundred Seventeen Dollars ($314,417) (subject to the prorations and adjustments for cash received or credited as provided for in Section 2.5).
(b)    Within seventy-five (75) days after the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller an unaudited statement (the “Closing Statement”), which shall set forth the Buyer’s calculation of (i) the Cash Reserve (after including and taking into account the prorations and adjustments for cash received or credited as provided for in Section 2.5) determined during the period commencing on October 1, 2012 and ending on the Closing Date (the “Closing Cash Reserve”), (ii) the Indebtedness of the Company as of the Closing Date (the “Closing Company Indebtedness”), and (iii) the aggregate amount of free rent concessions associated with the Property, determined based on applicable base and additional rents as of the Closing Date (the “Closing Free Rent Credit”). The Closing Statement shall be prepared in accordance with the accounting policies and procedures used in the preparation of the Company’s financial statements, consistently applied. At the Buyer’s request, the Seller (x) shall cooperate (but shall not be required to incur any material costs) in the preparation of the Closing Statement, (y) shall provide the Buyer and its Representatives with any information in its possession and reasonably requested by them in connection therewith and (z) shall give the Buyer and its Representatives access, during normal business hours and upon reasonable notice, to the Seller’s personnel, properties and books and records for that purpose.
(c)    Upon receipt from the Buyer, the Seller shall have thirty (30) days to review the Closing Statement (the “Review Period”). At the Seller’s request, the Buyer (i) shall cooperate with (but shall not be required to incur any material costs) the Seller and its Representatives in reviewing the Closing Statement, (ii) shall provide the Seller and its Representatives with any information reasonably requested by them in connection therewith and (iii) shall give the Seller and its Representatives access, during normal business hours and upon reasonable notice, to the Buyer’s personnel, properties and books and records for that purpose. If the Seller disagrees with the Buyer’s computation of the Closing Cash Reserve, Closing Company Indebtedness or Closing Free Rent Credit, the Seller may, on or prior to the last day of the Review Period, deliver a written notice to the Buyer (the “Notice of Objection”), which sets forth its specific objections to the Buyer’s calculation of such amounts; provided that the Notice of Objection shall include only objections based on (i) non-compliance with the terms of this Section 2.4 for the preparation of the Closing Statement and (ii) mathematical errors in the computation of the Closing Cash Reserve, Closing Company Indebtedness or Closing Free Rent Credit. Any Notice of Objection shall specify those items or amounts with which the Seller disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller’s calculation of the Closing Cash Reserve, Closing Company Indebtedness and Closing Free Rent Credit, as applicable, based on those objections. To the extent not set forth in the Notice of Objection, the parties shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.
(d)    Unless the Seller delivers the Notice of Objection to the Buyer on or prior to the last day of the Review Period, the Seller shall be deemed to have accepted the Buyer’s calculation of each of the Closing Cash Reserve, Closing Company Indebtedness and Closing Free Rent Credit, and the Closing Statement shall be final, conclusive and binding. If the Seller delivers the Notice of Objection to the Buyer within the Review Period, the Buyer and the Seller shall, during the fifteen (15) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Cash Reserve, Closing Company Indebtedness and Closing Free Rent Credit, as applicable. If, at the end of that period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an independent accounting firm mutually acceptable to the Buyer and the Seller (the “Independent Expert”). The parties shall instruct the Independent Expert promptly to review this Section 2.4 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the amounts set forth in the Closing Statement require adjustment. The Independent Expert shall base its determination solely on written submissions by the Seller and the Buyer and not on an independent review. The Buyer and the Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable, but in no event later than thirty (30) days after its retention, the Independent Expert shall deliver to the Buyer and the Seller a report that sets forth its resolution of the disputed items and amounts and its calculation of each of the Closing Cash Reserve, Closing Company Indebtedness and Closing Free Rent Credit (taking into account any undisputed items); provided that in no event shall any of the Closing Cash Reserve, Closing Company Indebtedness and Closing Free Rent Credit, as determined by the Independent Expert, be less than the Buyer’s calculation of such amounts as set forth in the Closing Statement, nor more than the Seller’s calculation of such amounts as set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by that party, as determined by the Independent Expert.
(e)    For purposes of this Agreement, each of the (i) “Final Cash Reserve”, (ii) “Final Company Indebtedness” and (iii) “Final Free Rent Credit” means the amount: (x) as shown in the Closing Statement delivered by the Buyer to the Seller pursuant to Section 2.4(b), if no Notice of Objection with respect thereto is timely delivered by the Seller to the Buyer pursuant to Section 2.4(c); or (y) if a Notice of Objection is so delivered, (A) as agreed by the Buyer and the Seller pursuant to Section 2.4(d) or (B) in the absence of such agreement, as shown in the Independent Expert’s calculation delivered pursuant to Section 2.4(d).
(f)    Within three (3) business days after each of the Final Cash Reserve, Final Company Indebtedness and Final Free Rent Credit have been finally determined pursuant to this Section 2.4:
(i)     if (x) the Closing Date Consideration is greater than (y) an amount equal to the amount the Seller would receive if the Final Net Sales Price is distributed in accordance with the order of priority set forth in Section 8.2 of the LLC Agreement (any such excess, the “Closing Surplus”), the Seller shall pay to the Buyer, as an adjustment to the consideration hereunder, an amount equal to the Closing Surplus; or

(ii)    if (x) the Closing Date Consideration is less than (y) an amount equal to the amount the Seller would receive if the Final Net Sales Price is distributed in accordance with the order of priority set forth in Section 8.2 of the LLC Agreement (any such shortfall, the “Closing Shortfall”), the Buyer shall pay to the Seller, as an adjustment to the consideration hereunder, an amount equal to the Closing Shortfall.
(g)    The Buyer shall prepare a draft allocation of the total purchase price paid hereunder (including for these purposes any liabilities properly taken into account in determining the Seller’s amount realized for U.S. federal income tax purposes) among the assets of the Company for the Seller’s review, such allocation to be delivered to the Seller no later than 120 days following the Closing Date. The Buyer and the Seller shall in good faith cooperate to resolve any disputes regarding such allocation. The Buyer and the Seller agree to act in accordance with the computations and allocations as determined pursuant to this Section 2.4(g) in any relevant tax returns or filings.
2.5    Prorations. Prorations and adjustments of income and expense with respect to the Property shall be made as of the Closing Date as set forth in this Section 2.5. In each such proration set forth below, the portion thereof applicable to periods beginning as of 12:01 a.m. on the Closing Date , if any, shall be credited to the Buyer or charged to the Buyer as applicable and the portion thereof applicable to periods ending as of Midnight on the day prior to the Closing Date, if any, shall be credited to the Company or charged to the Company as applicable, in each case in accordance with this Section 2.5 and shall, as applicable, be applied to the determination of the Estimated Cash Reserve and the Closing Cash Reserve as set forth in Section 2.4, and the Closing Date Consideration as set forth in Section 2.2.
(a)    Rent. All scheduled rent for the month in which the Closing Date occurs (excluding tenant reimbursements for Operating Expense Pass-throughs (as defined below)) and other scheduled income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of Closing. The Buyer shall receive a credit at Closing for any rent and other income received before Closing but applicable to any period of time from and after the Closing Date.
(b)    Operating Expense Pass-throughs. The Company is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expense Pass-throughs”) incurred in connection with the ownership, operation, maintenance and management of the Property. If the Company collected estimated prepayments of Operating Expense Pass-throughs for periods prior to the Closing Date in excess of the aggregate portion of such expenses for such periods payable by tenants, then if the aggregate net excess can be determined by the Closing, the Buyer shall receive (i) a credit for the aggregate net excess or, if the net excess cannot be determined at the Closing, or (ii) a credit based upon an estimate of the net excess, and the Buyer and the Company shall make an adjusting payment between them when the correct amount can be determined. If the Company collected estimated prepayments of Operating Expense Pass-throughs attributable to any period after the Closing, any such amounts shall be credited to the Buyer at the Closing.
(c)    Uncollected Rent and Operating Expense Pass-throughs. The Company shall not receive a credit for uncollected rent and other income. The Buyer will make commercially reasonable efforts, without suit and without threatening to terminate a lease or any occupancy thereunder, to collect any rents applicable to the period before Closing, which efforts shall include, without limitation, delivery to tenants of monthly invoices for delinquent amounts due to the Company for not less than three monthly billing cycles following the Closing Date.
(d)    Taxes and Assessments. The Buyer shall receive a credit for any accrued but unpaid (and not yet due and payable) real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant) applicable to any period before the Closing Date. To the extent that the Company has paid (or caused to be paid) real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant but excluding escrows paid to any holder of the Existing Financing) for periods from and after Closing, the Company shall receive a credit at Closing. If the amount of any such taxes have not been determined as of Closing, such credit shall be based on the most recent ascertainable tax bills. Such taxes shall be reprorated upon issuance of the final tax bill.
(e)    Other Operating Income and Expenses. All other income and ordinary operating expenses for or pertaining to the Property, including, but not limited to, maintenance, service charges, license fees and any dues, assessments, contributions or payments, will be prorated between the Company and the Buyer as of the Closing.
(f)    Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Section 2.5, then the Buyer and the Seller agree to allocate such items, as between the Company and Buyer, on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Closing but no later than (i) with respect to real estate taxes, thirty (30) days after receipt of the final tax bill for the applicable period, (ii) with respect to Operating Expense Pass-through ninety (90) days after the end of the applicable calendar year, and (iii) in all other cases, one-hundred twenty (120) days after Closing, to the effect that income and expenses are received and allocated by the parties on an accrual basis (or cash basis if so provided herein) with respect to their period of ownership. Notwithstanding anything herein to the contrary, any amounts allocated to the Company pursuant to this clause (f) shall be paid by the Buyer to Seller; provided, that such payment shall equal the amount the Seller would receive if such allocated amounts were distributed in accordance with the order of priority set forth in Section 8.2 of the LLC Agreement. Payments between the parties in connection with the final adjustment will be made within ten (10) days of written notice. The parties shall provide each other with reasonable access to, and the right to inspect and audit, the other’s books to confirm the final prorations.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof and will be true and correct as of the Closing Date.
3.1    Organization; Authority and Enforceability. The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has the requisite limited liability company power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller. Assuming due authorization, execution and delivery by the Buyer, this Agreement shall constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.
3.2    The Purchased Interests. The Purchased Interests are, and as of the Closing will be, held of record and beneficially owned by Seller, free and clear of any Liens (other than Permitted Liens). The Purchased Interests constitute eighty percent (80%) of the Interests in the Company. The Seller’s Capital Sharing Ratio as of the date hereof is, and as of the Closing will be, eighty percent (80%). The Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement and the LLC Agreement) that could require the Seller to sell, transfer or otherwise dispose of any Purchased Interests. The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Purchased Interests.
3.3    No Conflicts; Consents.
(h)    Except as set forth on Schedule 3.3(a), the execution and delivery by the Seller of this Agreement does not, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby will not, directly or indirectly, (i) violate the provisions of the governing or organizational documents of the Seller, (ii) violate or constitute a default, or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract to which the Seller is a party, (iii) violate or conflict with any Law, permit or order applicable to the Seller or give any Person the right to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, permit or order or (iv) result in the creation of any Liens upon the Purchased Interests.
(i)    Except as set forth in Schedule 3.3(b) of this Agreement, no permit or order of, registration, declaration or filing with, or notice to any Person is required by the Seller in connection with the execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby.
3.4    Indemnity Claims under the LLC Agreement. The Seller has not been notified of any third party claim against the Seller or its Affiliates that might reasonably give rise to an indemnity claim against the Company under the LLC Agreement or otherwise.
3.5    No Litigation. There is no action, suit, proceeding, investigation (governmental or otherwise), or process (each, an “Action”) pending or, to the knowledge of the Seller, threatened in writing against the Seller that questions the validity of this Agreement, or any action taken, or to be taken, by the Seller or the Company in connection with this Agreement or that otherwise relates to the Purchased Interests or the Company and there are no facts or circumstances known to the Seller that would reasonably be expected to give rise to any such Action.
3.6    Managing Member Matters. Neither the Seller nor any of its Affiliates, in their respective capacities as Managing Member or Members, has entered into any binding agreement, contract, license, lease or other commitment on behalf of the Company without the Buyer’s prior consent or without informing the Buyer. Neither the Seller nor any of its Affiliates, in their respective capacities as Managing Member or Members, has implemented a Major Decision without calling a meeting of the Members other than in accordance with Section 4.1(c)(iii) of the LLC Agreement.
3.7    Related Party Transactions. Except as set forth on Schedule 3.7, there are no Contracts between or among the Company or the Seller, on the one hand, and any party in any way Affiliated with the Seller or the Company, on the other hand.
3.8    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of its Affiliates.
3.9    Anti Corruption. The execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not violate the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2012, or, where applicable, the legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials (collectively, “Anti-Corruption Laws”) or any other law, regulation, administrative decree or order to which it is subject.
3.10    Anti-Terrorism Laws. The execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not violate the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action by a Governmental Authority relating thereto.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that each statement contained in this Article IV is true and correct as of the date hereof and will be true and correct as of the Closing Date.
4.1    Organization; Authority and Enforceability. The Buyer is duly organized, validly existing and in good standing under the laws of the State of Georgia. The Buyer has the requisite limited liability company power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer. Assuming due authorization, execution and delivery by the Seller, this Agreement shall constitute the valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.
4.2    No Conflicts; Consents.
(j)    The execution and delivery by the Buyer of this Agreement does not, the performance by the Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not, directly or indirectly, (i) violate the provisions of the governing or organizational documents of the Buyer, (ii) violate or constitute a default, or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract to which the Buyer or the Company is a party, or (iii) violate or conflict with any Law, permit or order applicable to the Buyer or to give any Person the right to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, permit or order.
(k)    No permit or order of, registration, declaration or filing with, or notice to any Person is required by the Buyer in connection with the execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby.
4.3    Available Funds. The Buyer has cash available and existing borrowing facilities which together will be sufficient on the Closing Date to enable it to consummate the transactions contemplated by this Agreement.
4.4    No Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer that questions the validity of this Agreement, or any action taken, or to be taken, by the Buyer in connection with this Agreement or that otherwise relates to the Company and there are no facts or circumstances known to the Buyer that would reasonably be expected to give rise to any such Action.
4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.
4.6    Accredited Investor. The Buyer is an “accredited investor” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or has such knowledge and experience in financial matters as to be capable of evaluating the risks and merits of any investment in the Purchased Interests.  The Purchaser is acquiring the Purchased Interests for its own account for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof in violation of the Securities Act.
4.7    Anti Corruption. The execution and delivery of this Agreement by the Buyer and its performance and compliance with the terms of this Agreement will not violate the Anti-Corruption Laws or any other law, regulation, administrative decree or order to which it is subject.

4.8    Anti-Terrorism Laws. The execution and delivery of this Agreement by the Buyer and its performance and compliance with the terms of this Agreement will not violate the OFAC regulations (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other action by a Governmental Authority relating thereto.
ARTICLE V
COVENANTS
5.1    No Transfer. The Seller hereby agrees not to sell, transfer, assign or grant, allow or cause a Lien on, directly or indirectly, by operation of law or otherwise, any of the Purchased Interests (other than pursuant to this Agreement) during the period commencing on the date hereof and ending on the earlier of Closing Date and the date of termination of this Agreement.
5.2    Managing Member Actions. The Seller, in its capacity as Managing Member, hereby agrees that from the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement, all acts, proposed acts, consents, approvals or notices to be taken by or to be given by the Managing Member pursuant to the terms of the LLC Agreement (other than (i) the removal of the Operating Member in accordance with Section 4.4 of the LLC Agreement, (ii) enforcing the Property Management Agreement and the Leasing Management Agreement (collectively, the “Cousins Agreements”) in accordance with their respective terms or (iii) terminating either of the Cousins Agreements due to a default by Cousins giving rise to a termination right thereunder), or on behalf of the Company, including any Major Decisions, any sale of the Property or the entry into any Financings, shall require the prior written consent of the Buyer. The Seller hereby agrees not to withdraw or resign as the Managing Member or to take any action to replace the Managing Member during the period commencing on the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement.
5.3    Distributions. Each of the parties hereto hereby agrees, and the Seller, in its capacity as Managing Member, hereby agrees, that from the date hereof and ending at the earlier of the Closing Date and the termination of this Agreement, no distributions of Net Cash Flow or Capital Proceeds shall be made without the prior written consent of the Buyer.
5.4    Termination of Related Party Transactions. Any Contracts (if any) between the Company, on the one hand, and the Seller or any Affiliate of the Seller (other than the LLC Agreement which shall be amended and restated by the Buyer), on the other hand, shall be terminated, effective as of the Closing, and any amounts or obligations owing by the Company to the Seller or any Affiliate of the Seller shall be cancelled at such time without any payment being made in respect thereof. The parties hereto hereby agree to enter into termination agreements at or prior to the Closing, in form and substance reasonably satisfactory to the Buyer, in respect of the foregoing.
5.5    Release.
(a)    As of the Closing, the Seller, on behalf of itself and its successors and assigns and the Seller Predecessors, and the officers, directors, attorneys, partners, members, agents, employees, servants, Affiliates, executors, administrators, trustees, receivers, assigns, beneficiaries, successors, predecessors and other Representatives of each and any of them (collectively, the “Seller Parties”) hereby generally and unconditionally release, acquit and forever discharge the Buyer, the Company, and the officers, directors, attorneys, partners, members, agents, employees, servants, Affiliates, executors, administrators, trustees, receivers, assigns, beneficiaries, successors, predecessors and other Representatives of each and any of them (collectively, the “Buyer Parties”) from all claims, causes of action, suits, agreements, promises, debts, liabilities, obligations, expenses, fees (including attorneys’ fees and disbursements), damages, counterclaims and demands of every nature and character whatsoever, whether in Law, in equity or statutory, whether known or unknown, suspected or unsuspected, direct or indirect (collectively herein referred to as, “Claims”), that could have been or can now or in the future could be asserted by or on behalf of the Seller Parties against the Buyer Parties arising out of, relating to, or in any way connected with the Company or the LLC Agreement, including the Buyer’s role as a member or manager or operating member of the Company, or the Property, on or prior to the Closing Date. Notwithstanding anything herein to the contrary, the foregoing release shall not apply to (i) any rights and obligations arising out of this Agreement, as applicable to the parties hereto or (ii) any Claims resulting from the gross negligence or willful misconduct of the Buyer or its Affiliates, including any such Claims pursuant to the Cousins Agreements. Each of the Seller and the other Seller Parties, further agree not to file any lawsuit or take legal action against the Buyer Parties relating to Claims released by this Agreement.
(b)    As of the Closing, the Company and the Buyer, on behalf of themselves and their successors and assigns, and the other Buyer Parties, hereby generally and unconditionally release, acquit and forever discharge the Seller Parties from all Claims that could have been or can now or in the future could be asserted by or on behalf of the Buyer Parties against the Seller Parties arising out of, relating to, or in any way connected with the Company or the LLC Agreement, including the Seller’s role as a member or manager or managing member of the Company, or the Property, on or prior to the Closing Date. Notwithstanding anything herein to the contrary, the foregoing release shall not apply to (i) any rights and obligations arising out of this Agreement, as applicable to the parties hereto or (ii) any Claims resulting from the gross negligence or willful misconduct of the Seller or its Affiliates. Each of the Buyer and the other Company and Buyer Group Released Parties, further agree not to file any lawsuit or take legal action against the Seller Parties relating to Claims released by this Agreement.
5.6    Confidentiality.
(a)    From and after the Closing Date, the Seller will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Company and the Property, except (i) to the extent that the Seller can show that such information is in the public domain through no fault of the Seller or any of its Affiliates or their respective Representatives, (ii) to the extent that the Seller can show that such information is lawfully acquired by the Seller or any of its Affiliates after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, (iii) the Seller may disclose such information to its members, advisers, underwriters, analysts, employees, Affiliates, officers, directors, consultants, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, (iv) the Seller may disclose such information (other than confidential Property-level information) to its lenders, investors, potential lenders and investors and the investors or potential investors of Affiliates of the Seller or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality, and (v) the Seller may disclose such information in connection with the filing of any tax returns or compliance with any tax reporting obligations.
(b)    From and after the Closing Date until the two year anniversary of the Closing Date, the Buyer will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the terms of the LLC Agreement or the economic terms of this Agreement, except (i) to the extent that the Buyer can show that such information is in the public domain through no fault of the Buyer or any of its Affiliates or their respective Representatives, (ii) the Buyer may disclose such information to its members, advisers, underwriters, analysts, employees, Affiliates, officers, directors, consultants, lenders, investors, potential lenders and investors, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) the Buyer may disclose such information in connection with the filing of any tax returns or compliance with any tax reporting obligations.

(c)    If the Seller or the Buyer or any of their Affiliates or Representatives (the “Disclosing Party”) is compelled to disclose any information required to be kept confidential hereunder by judicial or administrative process or by other requirements of Law, the Disclosing Party shall promptly notify the other party hereto in writing and shall disclose only that portion of such information that the Disclosing Party is advised by its counsel in writing is legally required to be disclosed; provided that the Disclosing Party shall exercise its reasonable commercial efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information; provided further that the foregoing limitations and obligations shall not apply in connection with the filing of any tax returns or compliance with any tax reporting obligations.
5.7    Public Announcements. None of the parties hereto or any of their respective Affiliates shall, without the approval of the other parties hereto, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable law, including any rules or regulations of the U.S. Securities and Exchange Commission or any interpretations of any public disclosure requirement in respect thereof.
5.8    Resignation. Effective as of the Closing, the Seller, in its capacity as the Managing Member, hereby resigns as the Managing Member of the Company.
5.9    Closing of the Books. Each of the Buyer and the Seller agree that the Company’s status as a partnership for U.S. federal and state income tax purposes shall terminate on the Closing Date, and each of the Buyer and the Seller (and their respective Affiliates) shall file all tax returns consistent with such treatment. Each of the Buyer and the Seller agree that notwithstanding Section 9.7 of the LLC Agreement, the allocation of taxable income by the Company among the Buyer and the Seller (inclusive of the Seller Predecessors) with respect to the Purchased Interests for the period January 1, 2013 through the Closing Date, shall be made pursuant to the “closing of the books” method as if the books of the Company had closed on the Closing Date, and that such computation shall otherwise be in accordance with Section 9.3 of the LLC Agreement on the basis of tax principles (including principles applicable to the timing of accruals) applied consistently with historical practices of the Company. Notwithstanding the foregoing, the allocation of such taxable income as between the Seller Predecessors and the Seller shall be made in accordance with Section 9.7 of the LLC Agreement and not based upon a closing of the books on the effective date of the previous transfer of the Purchased Interests from the Seller Predecessors to the Seller. The Buyer and the Seller agree that the Seller’s status as the “tax matters partner” of the Company for U.S. federal income tax purposes (and any similar designation for state or local income tax purposes) shall remain in effect for taxable periods of the Company ending on or before the Closing Date and that except as otherwise provided in this Agreement, the provisions of Article 9 shall apply with respect to such taxable periods. The Buyer and the Company agree that the Buyer, the Company and any of their Affiliates shall not after the Closing take any action with respect to the Company or make any election that may retroactively cause the Seller and/or any of its direct or indirect members to have to report any additional taxable income or loss or be subject to additional taxes in respect of the Company, for any taxable period (or portion thereof) ending on or before the Closing Date. The Seller agrees that the Seller and any of its Affiliates, in its own capacity or as Tax Matters Member of the Company, shall not after the Closing take any action with respect to the Company or make any election that may retroactively cause the Buyer and/or any of its direct or indirect members to have to report any additional taxable income or loss or be subject to additional taxes in respect of the Company, for any taxable period (or portion thereof) ending on or before the Closing Date; provided that the foregoing shall not apply to any taxable period (or portion thereof) ending on or before the Closing Date for which the applicable tax return has not yet been filed (but the foregoing shall apply to such taxable period (or portion thereof) following the filing of such applicable tax return).
5.10    Further Assurances. Each of the parties hereto shall execute such documents and other instruments (including executing and delivering at Closing an assignment and assumption agreement, in form and substance reasonably satisfactory to the parties) and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated by this Agreement.

ARTICLE VI
CONDITIONS TO CLOSING
6.1    Conditions to Obligations of Each Party. The respective obligations of each of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment, satisfaction or waiver at or prior to the Closing of the following conditions:
(g)    No third party suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), government or grand jury investigation, or other third party action seeking to challenge, enjoin, prevent, obtain damages as a result of or otherwise frustrate the purpose of this Agreement or the consummation of any of the transactions contemplated hereby shall be in effect or have been initiated or threatened in writing.
(h)    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order having the effect of making the acquisition of the Purchased Interests illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.
6.2    Conditions to Obligations of the Buyer. The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby shall be subject to the fulfillment, satisfaction or waiver at or prior to the Closing of the following conditions:
(a)    Each of the representations and warranties of the Seller set forth in this Agreement that is not qualified by materiality shall be true and correct in all material respects as of the Closing Date as though made as of such date and each such representation and warranty that is qualified by materiality shall be true and correct when made and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b)    The Seller shall have performed and complied in all material respects with each agreement or covenant of the Seller required under this Agreement to be performed or complied with by the Seller on or before the Closing.
(c)    The Buyer shall have received a certificate executed by a duly authorized signatory of the Seller, certifying that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.
(d)    There shall not have occurred Material Damage (as defined below) to the Property, or any Material Portion (as defined below) thereof shall not be subject to a bona fide threat of condemnation or the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation. For purposes of this Section 6.2(d), the phrase “Material Damage” means damage exceeding Fifteen Million Dollars ($15,000,000) to repair or restore the Property, and the phrase “Material Portion” shall mean a condemnation that would likely result in an award in excess of Fifteen Million Dollars ($15,000,000) or that would cause Material Damage.
6.3    Conditions to Obligations of the Seller. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby shall be subject to the fulfillment, satisfaction or waiver at or prior to the Closing of the following conditions:
(a)    Each of the representations and warranties of the Buyer set forth in this Agreement that is not qualified by materiality shall be true and correct in all material respects as of the Closing Date as though made as of such date and each such representation and warranty that is qualified by materiality shall be true and correct when made and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b)    The Buyer shall have performed and complied in all material respects with each agreement or covenant of the Buyer required under this Agreement to be performed or complied with by the Buyer on or before the Closing.
(c)    The Seller shall have received a certificate executed by a duly authorized signatory of the Buyer, certifying that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.
6.4    Additional Closing Deliverables. At or prior to the Closing, the Seller shall deliver to the Buyer a certificate in form and substance reasonably satisfactory to the Buyer, duly executed and acknowledged, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Internal Revenue Code of 1986, as amended (it being understood that delivery of such certificate shall not be a condition to Closing).
ARTICLE VII
TERMINATION
7.1    Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:
(e)    by mutual written consent of the Buyer and the Seller;
(f)    by either the Buyer or the Seller if any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action is or shall have become final and nonappealable;
(g)    by either the Buyer or the Seller, if the Closing shall not have occurred on or before March 1, 2013 (the “Drop Dead Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and such action or failure to perform constitutes a breach of this Agreement.
(h)    by the Buyer if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Seller contained in this Agreement such that a condition set forth in Section 6.1 or 6.2 would not be satisfied; provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Buyer is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.3;
(i)    by the Seller if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Buyer contained in this Agreement such that a condition set forth in Sections 6.1 or 6.3 would not be satisfied; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Seller is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 6.1 or 6.2; and
(j)    subject to Section 7.2, by the Buyer, in its sole discretion, for any or no reason, upon written notice to the Seller.
7.2    Remedies.

(d)    If this Agreement is terminated by the Buyer pursuant to Section 7.1(f) on or prior to December 15, 2012, then the Buyer shall pay to the Seller an amount equal to One Hundred Dollars ($100).
(e)    If this Agreement is terminated by the Buyer pursuant to Section 7.1(f) after December 15, 2012, then (i) the Buyer’s right to receive a portion of the distributions of Net Cash Flow or Capital Proceeds to be made by the Company to the Buyer from and after such termination in an aggregate amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) shall be deemed to have been assigned to the Seller as of the date of termination of this Agreement and (ii) if following such termination the Seller desires to cause a Disposition, the Buyer shall be deemed to have declined to purchase the Property pursuant to Section 4.1(j)(2) of the LLC Agreement as of the date of such termination (provided, that the ROFO Purchase Price will be deemed to be $164,000,000 and, provided, further, that any such Disposition shall otherwise remain subject to the terms and conditions of the LLC Agreement, including Sections 4.1(j)(4) and (5)). The amount payable or assignable, as applicable, pursuant to Sections 7.2(a) and 7.2(b)(i) shall be referred to as the “Termination Fee”.
(f)    Specific Performance. The parties hereto agree that irreparable damage would occur, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). It is accordingly agreed that, subject to the limitations set forth in Sections 7.2(a) and (b) and Section 7.3, in the event of a breach or threatened breach of this Agreement by any of the parties hereto, the non-breaching party shall be entitled to an injunction or injunctions to prevent such breaches and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such non-breaching party is entitled at law or in equity. Each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto.
7.3    Effect of Termination.
(a)    In the event of termination of this Agreement by either the Buyer or the Seller as provided in Section 7.1, this Agreement will forthwith become void and have no further force or effect, without any liability (other than as set forth, and subject to the limitations included in Section 7.2 or this Section 7.3) on the part of the Seller or the Buyer (or any Representative of any such party); provided, however, that the provisions of Sections 5.7, 7.2, 7.3 and ARTICLE IX will survive any termination hereof; provided, further, however, that subject to the terms of this Section 7.3, nothing in this Section 7.3(a) shall relieve any party of any liability for any breach by such party of this Agreement prior to the Closing.
(b)    Notwithstanding anything to the contrary in this Agreement, in the event that the Termination Fee is paid or assigned as provided herein to the Seller, such payment or assignment, as applicable, of the Termination Fee and the rights described in Section 7.2(b)(ii) above shall be the sole and exclusive remedy of the Seller and its Affiliates against the Buyer and any of its former, current and future Affiliates, and each of their respective directors, officers, employees, members, shareholders, controlling persons or representatives for any Damages based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby.
ARTICLE VIII
INDEMNIFICATION
8.1    Survival. The representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.8, 4.1, 4.2 and 4.5 shall survive the Closing indefinitely. All other representations and warranties shall survive the Closing for eighteen (18) months. The covenants and agreements contained in this Agreement shall survive the Closing until sixty (60) days following the expiration of any applicable statute of limitations.

8.2    Indemnification by the Seller. The Seller hereby agrees to indemnify and hold the Buyer Parties harmless from and after the Closing, against and in respect of any and all losses, costs, liabilities, charges, damages or expenses (including reasonable attorneys’ fees) (collectively, “Damages”) incurred by such party that result from or arise out of any (i) breach of representation and warranty under this Agreement or (ii) nonfulfillment, breach or default of any covenant or agreement, in each case on the part of the Seller under this Agreement.
8.3    Indemnification by the Buyer. The Buyer agrees to indemnify and hold the Seller Parties harmless from and after the Closing, against and in respect of all Damages incurred by such party that result from or arise out of any (i) breach of representation and warranty under this Agreement or (ii) nonfulfillment, breach or default of any covenant or agreement, in each case on the part of the Buyer under this Agreement.
ARTICLE IX
MISCELLANEOUS
9.1    Notices. Except for notices provided for or permitted to be given pursuant to Section 5.2 (which notices may be given or served by email to corporatesecretary@cousinsproperties.com (for notice to the Buyer) or John.Buza@morganstanley.com (for notice to the Seller)), all notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) depositing the same with a national overnight delivery service company which tracks deliveries, addressed to the party to be notified, with all charges paid and proof of receipt requested, (c) by delivering such notice in person to such party, or (d) by prepaid telegram, telex, or telecopy. All notices to the Buyer are to be sent to the address set forth on the signature pages hereto with a copy to Troutman Sanders LLP, Suite 5200, 600 Peachtree Street, N.E., Atlanta, Georgia 30308, Attention: James W. Addison. All notices to the Seller are to be sent to the Seller c/o Morgan Stanley, 1585 Broadway, 37th Floor, New York, New York 10036, Attention: John Buza, with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, Attention: Scott Kobak. All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. By giving written notice thereof, each party shall have the right from time to time to change its address pursuant hereto.
9.2    Amendments and Waivers.
(d)    Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.
(e)    No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial waiver preclude any other or further waiver or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
9.3    Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, financial advisory and all other fees and expenses of third parties. The Buyer shall pay all costs and expenses related to or arising under the Existing Financing in connection with the transfer of the Purchased Interests.
9.4    No Consequential Damages. Neither the Buyer nor the Seller shall be liable to the other for consequential or punitive, special, indirect or incidental losses or special damages in connection with this Agreement; provided, however, that the parties hereby agree that the foregoing limitation shall not preclude either party from recovering direct damages in connection with any Claim pursuant to this Agreement.

9.5    Rights under the Operating Agreement. The Seller acknowledges and agrees that, effective as of the Closing, neither it nor any of its respective Affiliates shall have any rights under the LLC Agreement or as a member of the Company (other than under Article 9 of the LLC Agreement with respect to any taxable period (or portion thereof) ending on or before the Closing Date), including rights to any distributions from the Company under the LLC Agreement or otherwise for any period of time, provided that the provisions of Section 4.8(a) of the LLC Agreement (as in effect immediately prior to the date hereof) shall remain in force for the benefit of the Seller subject to the terms of such Section 4.8(a) and applicable Law.
9.6    Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other party; provided, that, without such consent, the Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates or in connection with a sale, transfer or assignment of the Purchased Interests, but no such transfer or assignment will relieve the Buyer of its liabilities or obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
9.7    Governing Law; Jurisdiction. This Agreement and the obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each party hereto submits to the jurisdiction of the state and federal courts in the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.
9.8    Counterparts. This Agreement may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transferred signatures.
9.9    Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
9.10    Entire Agreement. This Agreement, and the other documents, instruments and agreements specifically referred to therein or delivered pursuant thereto, together with all exhibits and schedules thereto, set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
9.11    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
9.12    Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.13    Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.
Addresses:                    SELLER:

c/o Morgan Stanley            MSREF Global U.S. Holdings (FRC), L.L.C.,
1585 Broadway, 37th Floor             a Delaware limited liability company
New York, New York 10036
Attn:

By:	_______________________
Name:
Title:

BUYER:

c/o Cousins Properties Incorporated        3280 Peachtree III LLC, a Georgia limited liability
191 Peachtree Street, Suite 500          company
Atlanta, Georgia 30303
Attn: Corporate Secretary            By:     Cousins Properties Incorporated, a Georgia
corporation, its sole member

By:    _______________________
Name:
Title: